Exhibit 23.2







                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion in this Registration Statement on Form S-4 of our report dated January 14, 2000, on the consolidated balance sheets of Marathon Financial Corporation as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999. We also consent to the reference of our firm in the "Experts" section of the Form S-4 Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.


Winchester, Virginia
July 19, 2000